Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports First-Quarter 2008 Results

•                 Cypress achieved consolidated quarterly revenue of $442.1 million, exceeded guidance and grew 29% year-on-year.

•                 SunPower achieved record quarterly revenue of $274 million, up 92% year-on-year.

•                 Our West Bridge™ product family exceeded revenue expectations, growing 44% sequentially.

•                 Our PSoC® customer base grew to a record 6,991 customers, up from 6,301 in Q407.

•                 Cypress repurchased 12.6 million shares at an average price of $21.95.

SAN JOSE, Calif., April 17, 2008 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2008 first quarter was $442.1 million, up 2.5% from $431.2 million for the prior quarter, and up 28.9% from $342.9 million for the year-ago period.

Q108 revenue includes a charge of $20.8 million from the planned conversion of Asian distributors to a deferred revenue recognition model. The revenue deferral and associated margin impact is equivalent to a net loss of $10.8 million or approximately $0.07 per share on both a GAAP and non-GAAP(1) basis.

Cypress recorded a GAAP net loss of $18.4 million in the 2008 first quarter, or a diluted loss per share of $0.12. That compares with last quarter’s diluted earnings per share of

$0.01. GAAP diluted net loss per share in the year-ago first quarter was $0.01. GAAP diluted loss per share on a sequential basis was impacted by semiconductor seasonality and higher expenses related to restructuring and asset impairments as well as the distributor revenue deferral described above.

Non-GAAP(1) net income for the 2008 first quarter—earnings that exclude stock-based compensation, acquisition-related charges and other special charges and credits—totaled $19.9 million, or diluted earnings per share of $0.12. That compares with non-GAAP(1) diluted earnings per share of $0.24 for the prior quarter and $0.16 for the year-ago first quarter.

Cypress’s President and CEO T.J. Rodgers said, “Cypress increased revenue and exceeded guidance in a challenging economic environment. On the semiconductor side of our business, despite enduring what we see as the bottom quarter of the current slowdown, we continue to see strong design win penetration for our expanding portfolio of proprietary products, including our PSoC devices and West Bridge family of peripheral controllers. ASPs remained strong across all divisions. Our semiconductor(2) book-to-bill ratio ended the first quarter at 1.07, compared with 0.88 in the 2007 fourth quarter. In addition, SunPower had a great quarter with record quarterly revenue.”

Rodgers continued, “We remain cautious about the economy, but believe that we will achieve strong sequential revenue growth, driven both by SunPower and our semiconductor business. We expect record consolidated quarterly revenue both in Q2 and for all of fiscal 2008—and we plan to increase profit at a far greater rate than sales.”

BUSINESS REVIEW

+ On a GAAP basis, first-quarter consolidated gross margin was 31.0%. Semiconductor(2) gross margin for the first quarter was 47.7%, up 0.3 percentage points from the previous quarter.

+ Non-GAAP(1) consolidated gross margin for the first quarter was 34.2%, down 2.4 percentage points from the previous quarter, due mainly to a higher mix of revenue from SunPower.

+ Non-GAAP(1) semiconductor(2) gross margin for the first quarter was 50.7%, up 1.9 percentage points from 48.8% in the previous quarter. Semiconductor(2) gross margin improved in Q1 due to revenue mix, higher factory absorption and inventory-related adjustments.

Additional first-quarter data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

March 30, 2008

					Total
	CCD(3)	DCD(3)	MID(3)	Other	Semiconductor(2)	SPWR	Consolidated
REVENUE(4) ($M)	63.0	28.3	74.6	2.5	168.4	273.7	442.1
Percentage of total revenues	14.3%	6.4%	16.9%	0.5%	38.1%	61.9%	100.0%

GROSS MARGIN (%)
On a GAAP basis	47.1%	68.8%	41.4%	14.7%	47.7%	20.7%	31.0%
On a non-GAAP(1) basis	50.1%	71.8%	44.4%	11.2%	50.7%	24.0%	34.2%

	Total
	Semiconductor(2)	SPWR	Consolidated
NET INCOME (LOSS) (5) ($M)
On a GAAP basis	(25.6)	7.2	(18.4)
On a non-GAAP(1) basis	1.6	18.3	19.9

DILUTED NET INCOME (LOSS) PER SHARE (6) ($)
On a GAAP basis	(0.16)	0.04	(0.12)
On a non-GAAP(1) basis	0.01	0.11	0.12

THREE MONTHS ENDED

December 30, 2007

					Total
	CCD(3)	DCD(3)	MID(3)	Other	Semiconductor(2)	SPWR	Consolidated
REVENUE ($M)	92.4	28.2	82.6	3.7	206.9	224.3	431.2
Percentage of total revenues	21.4%	6.5%	19.2%	0.9%	48.0%	52.0%	100.0%

GROSS MARGIN (%)
On a GAAP basis	46.8%	72.2%	41.3%	8.3%	47.4%	23.8%	35.1%
On a non-GAAP(1) basis	48.4%	73.0%	43.0%	5.5%	48.8%	25.3%	36.6%

	Total
	Semiconductor(2)	SPWR	Consolidated
NET INCOME ($M)
On a GAAP basis	0.4	2.7	3.1
On a non-GAAP(1) basis	27.5	18.7	46.2

DILUTED NET INCOME PER SHARE ($)
On a GAAP basis	0.00	0.01	0.01
On a non-GAAP(1) basis	0.15	0.09	0.24

1.               Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.

2.               “Semiconductor” includes all of Cypress’s business segments except for SunPower.

3.               CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.

4.               Q108 semiconductor revenue was reduced by $20.8 million due to the conversion of Asian distributors to a deferred revenue recognition model.

5.               Q108 semiconductor net income (loss) was reduced (increased) by $10.8 million due to the conversion of Asian distributors to a deferred revenue recognition model.

6.               Q108 semiconductor diluted net income (loss) per share was reduced (increased) by approximately $0.07 per share due to the conversion of Asian distributors to a deferred revenue recognition model.

FIRST-QUARTER 2008 HIGHLIGHTS

+ Cypress grew its PSoC customer base to 6,991 for the quarter, up 66.5% year-on-year. Cypress’s global PSoC customers include such well-known companies as HP, JVC and Pioneer.

+ The number of customer engineers that have undergone PSoC training increased from 7,848 in Q107 to 10,118 in Q108. Internet seminars, on-demand training and workshops create awareness and knowledge about Cypress products and solutions and help to accelerate the sales process.

+ Cypress introduced its CapSense Express™ solution, enabling designers to implement up to 10 capacitive touch-sensing buttons and/or sliders in as little as five minutes with no coding. Highly integrated PSoC-based CapSense™ devices reduce component count and cost in customer systems and accelerate time-to-market. Cypress has replaced more than 2.5 billion buttons and sliders with CapSense technology.

+ A new college textbook focused on PSoC mixed-signal array design, “Introduction to Mixed-Signal, Embedded Design,” is now available at www.cypress.com/buyonline.

+ Professional gaming mouse maker, SteelSeries, selected Cypress’s OvationONS™ laser navigation sensor to power its new Ikari laser gaming mouse. The mouse recently received perfect scores from two industry-leading hardware review websites.

+ Taiwan-based Behavior Tech Computer Corporation selected Cypress’s OvationONS sensor, WirelessUSB™ LP 2.4-GHz radio system-on-chip and enCoRe® III microcontroller for a new wireless keyboard. The design highlights Cypress’s unique position as a provider of complete solutions for wireless human interface devices.

+ Cypress’s Board of Directors authorized a $300 million addition to the company’s stock repurchase program, increasing the size of the program to $600 million. To date under this program, the company spent $277 million to purchase 12.6 million shares of stock at an average price of $21.95.

+ SunPower signed two long-term polysilicon supply agreements with NorSun that will support 2,500 megawatts of solar cell production. The company also signed a 3,000-megawatt silicon supply agreement with China’s Jupiter, Qingdao DTK Industries Co.

+ SunPower announced plans to build an 8-megawatt solar-electric power plant in Spain for The Naturener Group, a Spanish-based energy firm. The plant will use

SunPower’s high-efficiency solar tracking systems, which automatically rotate to follow the sun, maximizing system output. In 2007, SunPower contracted with The Naturener Group to build three power plants totaling 21 megawatts.

+ GE Energy Financial Services will finance five of SunPower’s recently announced California solar power projects, including installations at Toyota Motor Sales, HP, Agilent and two county and regional agencies. Separately, MMA Renewable Ventures announced that it will finance SunPower solar-electric systems at 14 Macy’s stores. Third-party financing has become a popular option for companies that want to install solar without having to pay up-front installation costs.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks, and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB radio system-on-chip, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets, including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the second quarter of 2008 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “believe,” “expect,” “future,” “plan” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the state and future of the economy, our design win penetration, expected revenue growth, bookings and profitability, and the success of SunPower’s financing arrangements, supply agreements and solar-electric power plant projects. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, the actions of our competitors, whether the demand for programmable portfolio of products, including especially, our PSoC and West Bridge products is fully realized, our ability to convert our PSoC marketing and education initiatives into product sales, customer acceptance of Cypress and its subsidiaries’ products as evidenced by design wins, factory utilization, the seasonality in the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the success of SunPower’s financing and supply arrangements, SunPower’s ability to execute on its plan for a solar-electric power plant and other risks described in our filings, as well as SunPower’s filings, with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC and enCoRe are registered trademarks of Cypress Semiconductor Corporation. West Bridge, CapSense Express, CapSense, OvationONS, Programmable System-on-Chip, and WirelessUSB are trademarks of Cypress Semiconductor Corporation. SunPower is a registered trademark of SunPower Corporation. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 30,	December 30,
	2008	2007

ASSETS

Cash, cash equivalents and short-term investments (a)	$956,963	$1,426,405
Accounts receivable, net	250,498	236,275
Inventories, net	312,968	247,587
Property, plant and equipment, net	748,098	714,372
Goodwill and other intangible assets	600,891	593,331
Other assets	615,665	507,979
Total assets	$3,485,083	$3,725,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$198,099	$171,126
Deferred income	43,034	38,452
Convertible debt (b)	1,025,000	1,025,000
Income tax liabilities	77,423	74,157
Other accrued liabilities	287,704	318,382
Total liabilities	1,631,260	1,627,117
Minority interest	394,909	378,400
Stockholders’ equity	1,458,914	1,720,432
Total liabilities and stockholders’ equity	$3,485,083	$3,725,949

(a)          Does not include $75.0 million and $67.8 million of auction rate securities, which were classified as long-term investments in “Other assets” as of March 30, 2008 and December 30, 2007, respectively.

(b)   Convertible debt was long-term as of March 30, 2008, and short-term as of December 30, 2007.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED
	March 30,	December 30,	April 1,
	2008	2007	2007

Revenues	$442,083	$431,214	$342,852
Cost of revenues	305,215	279,885	210,547
Gross margin	136,868	151,329	132,305
Operating expenses (credits):
Research and development	49,138	46,054	52,370
Selling, general and administrative	91,773	84,350	68,705
Amortization of acquisition-related intangibles	5,976	8,816	9,220
In-process research and development charge	—	—	9,575
Impairment related to synthetic lease	—	—	7,006
Gains on divestitures	—	(529)	(10,782)
Restructuring charges	2,412	583	—
Total operating expenses, net	149,299	139,274	136,094
Operating income (loss)	(12,431)	12,055	(3,789)
Interest and other income (expense), net	6,912	(6,882)	1,141
Income (loss) before income tax and minority interest	(5,519)	5,173	(2,648)
Income tax benefit (provision)	(7,283)	103	993
Minority interest, net of tax	(5,560)	(2,138)	(366)
Net income (loss)	$(18,362)	$3,138	$(2,021)

Basic net income (loss) per share	$(0.12)	$0.02	$(0.01)
Diluted net income (loss) per share	$(0.12)	$0.01	$(0.01)

Shares used in per-share calculation:
Basic	154,960	159,578	155,699
Diluted	154,960	183,364	155,699

CYPRESS SEMICONDUCTOR CORPORATION

CYPRESS’ OWNERSHIP INTEREST IN SUNPOWER

(In thousands, except percentages)

(Unaudited)

	March 30,	December 30,	April 1,
	2008	2007	2007

Number of SunPower’s class B common shares held by Cypress	44,533	44,533	52,033
As a percentage of SunPower’s outstanding capital stock	56%	56%	70%
As a percentage of SunPower’s outstanding capital stock on a fully diluted basis	52%	51%	64%
As a percentage of total voting rights of SunPower’s outstanding capital stock	90%	90%	94%
Fair value of Cypress’ ownership interest in SunPower (a)	$3,278,965	$5,836,050	$2,367,502

(a)          Fair value was determined using SunPower’s closing stock price as of the end of each applicable quarter, which was $73.63 for Q1-FY2008, $131.05 for Q4-FY2007 and $45.50 for Q1-FY2007.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES*

(In thousands)

(Unaudited)

	THREE MONTHS ENDED
	March 30, 2008
	CCD (a)	DCD (a)	MID (a)	Other	Semiconductor (b)	SunPower	Consolidated

GAAP gross margin	$29,620	$19,484	$30,871	$361	$80,336	$56,532	$136,868
Stock-based compensation expense	1,282	577	1,521	50	3,430	3,714	7,144
Impairment of assets	648	292	769	25	1,734	5,489	7,223
Other acquisition-related expense	1	—	—	—	1	—	1
Changes in value of deferred compensation plan	—	—	—	(158)	(158)	—	(158)
Non-GAAP gross margin	$31,551	$20,353	$33,161	$278	$85,343	$65,735	$151,078

	THREE MONTHS ENDED
	December 30, 2007
	CCD	DCD	MID	Other	Semiconductor	SunPower	Consolidated

GAAP gross margin	$43,220	$20,343	$34,095	$304	$97,962	$53,367	$151,329
Stock-based compensation expense	1,472	235	1,451	108	3,266	3,364	6,630
Other acquisition-related expense	1	—	—	—	1	—	1
Changes in value of deferred compensation plan	—	—	—	(210)	(210)	—	(210)
Non-GAAP gross margin	$44,693	$20,578	$35,546	$202	$101,019	$56,731	$157,750

	THREE MONTHS ENDED
	April 1, 2007
	CCD	DCD	MID	Other	Semiconductor	SunPower	Consolidated

GAAP gross margin	$32,454	$21,149	$34,842	$5,366	$93,811	$38,494	$132,305
Stock-based compensation expense	1,192	306	1,342	31	2,871	2,250	5,121
Fair value adjustment to deferred revenue	—	—	—	—	—	833	833
Other acquisition-related expense	4	—	—	—	4	—	4
Changes in value of deferred compensation plan	—	—	—	(7)	(7)	—	(7)
Non-GAAP gross margin	$33,650	$21,455	$36,184	$5,390	$96,679	$41,577	$138,256

*Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

(a) CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.

(b) Semiconductor includes all Cypress’ business segments except for SunPower.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES*

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	March 30, 2008			December 30, 2007			April 1, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
GAAP research and development expenses	$44,496	$4,642	$49,138	$42,150	$3,904	$46,054	$49,434	$2,936	$52,370
Stock-based compensation expense	(5,257)	(811)	(6,068)	(4,152)	(564)	(4,716)	(3,658)	(501)	(4,159)
Other acquisition-related expense	(78)	—	(78)	(79)	—	(79)	(89)	—	(89)
Changes in value of deferred compensation plan	182	—	182	243	—	243	7	—	7
Non-GAAP research and development expenses	$39,343	$3,831	$43,174	$38,162	$3,340	$41,502	$45,694	$2,435	$48,129

GAAP selling, general and administrative expenses	$59,019	$32,754	$91,773	$53,229	$31,121	$84,350	$47,176	$21,529	$68,705
Stock-based compensation expense	(9,556)	(9,983)	(19,539)	(11,331)	(10,087)	(21,418)	(4,973)	(7,852)	(12,825)
Other acquisition-related expense	(48)	—	(48)	(48)	—	(48)	(228)	—	(228)
Changes in value of deferred compensation plan	139	—	139	184	—	184	6	—	6
Release of allowance for uncollectible employee loans	88	—	88	615	—	615	—	—	—
Non-GAAP selling, general and administrative expenses	$49,642	$22,771	$72,413	$42,649	$21,034	$63,683	$41,981	$13,677	$55,658

GAAP operating income (loss)	$(27,251)	$14,820	$(12,431)	$845	$11,210	$12,055	$(1,332)	$(2,457)	$(3,789)
Stock-based compensation expense	18,243	14,508	32,751	18,749	14,015	32,764	11,502	10,603	22,105
Impairment of assets	1,734	5,489	7,223	—	—	—	—	—	—
Acquisition-related expense:
Fair value adjustment to deferred revenue	—	—	—	—	—	—	—	833	833
Amortization of acquisition-related intangibles	1,659	4,317	5,976	1,684	7,132	8,816	2,309	6,911	9,220
In-process research and development charge	—	—	—	—	—	—	—	9,575	9,575
Other acquisition-related expense	127	—	127	128	—	128	321	—	321
Changes in value of deferred compensation plan	(479)	—	(479)	(637)	—	(637)	(20)	—	(20)
Release of allowance for uncollectible employee loans	(88)	—	(88)	(615)	—	(615)	—	—	—
Impairment related to synthetic lease	—	—	—	—	—	—	7,006	—	7,006
Gains on divestitures	—	—	—	(529)	—	(529)	(10,782)	—	(10,782)
Restructuring charges	2,412	—	2,412	583	—	583	—	—	—
Non-GAAP operating income (loss)	$(3,643)	$39,134	$35,491	$20,208	$32,357	$52,565	$9,004	$25,465	$34,469

GAAP net income (loss)	$(25,560)	$7,198	$(18,362)	$409	$2,729	$3,138	$(2,891)	$870	$(2,021)
Stock-based compensation expense	18,243	14,508	32,751	18,749	14,015	32,764	11,502	10,603	22,105
Impairment of assets	1,734	5,489	7,223	—	—	—	—	—	—
Acquisition-related expense:
Fair value adjustment to deferred revenue	—	—	—	—	—	—	—	833	833
Amortization of acquisition-related intangibles	1,659	4,317	5,976	1,684	7,132	8,816	2,309	6,911	9,220
In-process research and development charge	—	—	—	—	—	—	—	9,575	9,575
Other acquisition-related expense	127	—	127	128	—	128	321	—	321
Changes in value of deferred compensation plan	(479)	—	(479)	(637)	—	(637)	(20)	—	(20)
Release of allowance for uncollectible employee loans	(88)	—	(88)	(615)	—	(615)	—	—	—
Impairment related to synthetic lease	—	—	—	—	—	—	7,006	—	7,006
Gains on divestitures	—	—	—	(529)	—	(529)	(10,782)	—	(10,782)
Restructuring charges	2,412	—	2,412	583	—	583	—	—	—
Investment-related gains/losses	(26)	—	(26)	5,831	—	5,831	(762)	—	(762)
Write-off of unamortized bond issuance costs	1,557	972	2,529	7,009	8,260	15,269	4,651	—	4,651
Tax effects	2,067	(5,483)	(3,416)	(5,133)	(993)	(6,126)	535	(5,884)	(5,349)
Related minority interest adjustment	—	(8,699)	(8,699)	—	(12,422)	(12,422)	—	(6,620)	(6,620)
Non-GAAP net income	$1,646	$18,302	$19,948	$27,479	$18,721	$46,200	$11,869	$16,288	$28,157

GAAP net income (loss) per share - diluted	$(0.16)	$0.04	$(0.12)	$—	$0.01	$0.01	$(0.02)	$0.01	$(0.01)
Stock-based compensation expense	0.12	0.08	0.20	0.10	0.07	0.17	0.07	0.06	0.13
Impairment of assets	0.01	0.03	0.04	—	—	—	—	—	—
Acquisition-related expense:
Fair value adjustment to deferred revenue	—	—	—	—	—	—	—	0.01	0.01
Amortization of acquisition-related intangibles	0.01	0.03	0.04	0.01	0.04	0.05	0.02	0.04	0.06
In-process research and development charge	—	—	—	—	—	—	—	0.06	0.06
Other acquisition-related expense	—	—	—	—	—	—	—	—	—
Changes in value of deferred compensation plan	—	—	—	—	—	—	—	—	—
Release of allowance for uncollectible employee loans	—	—	—	—	—	—	—	—	—
Impairment related to synthetic lease	—	—	—	—	—	—	0.04	—	0.04
Gains on divestitures	—	—	—	—	—	—	(0.07)	—	(0.07)
Restructuring charges	0.01	—	0.01	—	—	—	—	—	—
Investment-related gains/losses	—	—	—	0.03	—	0.03	—	—	—
Write-off of unamortized bond issuance costs	0.01	0.01	0.02	0.04	0.04	0.08	0.03	—	0.03
Tax effects	0.01	(0.03)	(0.02)	(0.03)	—	(0.03)	—	(0.03)	(0.03)
Related minority interest adjustment	—	(0.05)	(0.05)	—	(0.07)	(0.07)	—	(0.06)	(0.06)
Non-GAAP net income per share - diluted	$0.01	$0.11	$0.12	$0.15	$0.09	$0.24	$0.07	$0.09	$0.16

*Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED EPS CALCULATION

(In thousands, except share price and per-share data)

(Unaudited)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	March 30, 2008		December 30, 2007		April 1, 2007
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP

Quarterly average stock price	$23.74	$23.74	$33.73	$33.73	$18.47	$18.47
Actual common shares outstanding	150,234	150,234	161,641	161,641	152,684	152,684

Net income (loss) per share - BASIC
Net income (loss)	$(18,362)	$19,948	$3,138	$46,200	$(2,021)	$28,157
Weighted-average common shares outstanding	154,960	154,960	159,578	159,578	155,699	155,699
Net income (loss) per share - BASIC	$(0.12)	$0.13	$0.02	$0.29	$(0.01)	$0.18

Net income (loss) per share - DILUTED
Net income (loss)	$(18,362)	$19,948	$3,138	$46,200	$(2,021)	$28,157
Convertible debt interest expense	—	—	—	—	—	1,173
SunPower adjustment and other (a)	—	(969)	(829)	(1,411)	—	(980)
Net income (loss) for diluted computation	$(18,362)	$18,979	$2,309	$44,789	$(2,021)	$28,350

Weighted-average common shares	154,960	154,960	159,578	159,578	155,699	155,699
Effect of dilutive securities:
Convertible debt	—	—	7,316	7,316	—	17,818
Warrants	—	—	5,009	5,009	—	—
Stock options and unvested RSUs	—	9,608	11,461	13,092	—	8,032
Weighted-average common shares outstanding for diluted computation	154,960	164,568	183,364	184,995	155,699	181,549

Net income (loss) per share - DILUTED	$(0.12)	$0.12	$0.01	$0.24	$(0.01)	$0.16

(a)	Includes primarily an adjustment to reflect Cypress’s ownership interest in SunPower on a diluted basis in accordance with SFAS No. 128.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	March 30, 2008			December 30, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Selected Balance Sheet Data:
Cash, cash equivalents and short-term investments (a)	$760,910	$196,053	$956,963	$1,035,739	$390,666	$1,426,405
Accounts receivable, net	$91,415	$159,083	$250,498	$97,755	$138,520	$236,275
Inventories, net	$124,765	$188,203	$312,968	$107,083	$140,504	$247,587
Property, plant and equipment, net	$327,974	$420,124	$748,098	$336,378	$377,994	$714,372
Goodwill and other intangible assets	$355,706	$245,185	$600,891	$357,701	$235,630	$593,331
Accounts payable	$45,541	$152,558	$198,099	$51,257	$119,869	$171,126
Deferred income	$43,034	$—	$43,034	$38,452	$—	$38,452
Convertible debt (b)	$600,000	$425,000	$1,025,000	$600,000	$425,000	$1,025,000
Income tax liabilities	$54,296	$23,127	$77,423	$52,666	$21,491	$74,157

	THREE MONTHS ENDED			THREE MONTHS ENDED
	March 30, 2008			December 30, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Other Supplemental Data (Preliminary):
Capital expenditures	$9,807	$50,790	$60,597	$10,812	$31,004	$41,816
Depreciation	$17,984	$10,085	$28,069	$18,913	$9,609	$28,522

	THREE MONTHS ENDED			THREE MONTHS ENDED
	March 30, 2008			April 1, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Selected Cash Flow Data (Preliminary):
Net cash provided by (used in) operating activities	$10,304	$(69,950)	$(59,646)	$(8,569)	$(9,766)	$(18,335)
Net cash provided by (used in) investing activities	$61,544	$(92,112)	$(30,568)	$93,616	$(138,774)	$(45,158)
Net cash provided by (used in) financing activities	$(275,293)	$2,165	$(273,128)	$(163,561)	$192,406	$28,845

(a)  Consolidated balances do not include $75.0 million and $67.8 million of auction rate securities, which were classified as long-term investments in “Other assets” as of March 30, 2008 and December 30, 2007, respectively.

(b)  Convertible debt was long-term as of December 30, 2008 and short-term as of December 30, 2007.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands, except per-share data)

(Unaudited)

During the first quarter of fiscal 2008, Cypress converted certain Asian distributors to a deferred revenue recognition model.  The following table presents the impact of this conversion on Cypress’ reported results of operations:

	THREE MONTHS ENDED
	March 30, 2008
	GAAP	Non-GAAP

Revenues	$442,083	$442,083
Impact of distributor conversion	20,802	20,802
Revenues without the conversion	$462,885	$462,885

Gross margin	$136,868	$151,078
Impact of distributor conversion	12,052	12,052
Gross margin without the conversion	$148,920	$163,130

Net income (loss)	$(18,362)	$19,948
Impact of distributor conversion	10,847	10,847
Net income (loss) without the conversion	$(7,515)	$30,795

Diluted net income (loss) per share	$(0.12)	$0.115
Impact of distributor conversion	0.07	0.066
Diluted net income (loss) per share without the conversion	$(0.05)	$0.181

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

Cypress presents each non-GAAP financial measure, including the diluted net income (loss) per share, for the following categories: “Semiconductor,” “SunPower,” and “Consolidated.” SunPower is a majority-owned subsidiary of Cypress and for accounting purposes, Cypress is required to consolidate SunPower’s results. Cypress includes two distinct businesses: Semiconductor and SunPower. Semiconductor is

Cypress’s traditional core semiconductor business.  On the other hand, SunPower is a stand-alone, publicly-traded company specializing in solar power products. Cypress’s investment community often views Cypress as two separate entities: Cypress and SunPower, and many Cypress investors have focused on the possibility of a future separation of SunPower and Cypress in evaluating an investment in Cypress. Based on feedback provided by Cypress’s investment community to management, these non-GAAP financial measures divided into “Semiconductor” and “SunPower” are beneficial as they allow Cypress’s investment community to better understand Cypress’s financial performance for the two businesses separately, assess the various methodologies and information used by management to evaluate and measure such performance, and construct their valuation models to better align Cypress’s and SunPower’s results and projections with their applicable competitors and industries.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining the non-cash expense.

•	Impairment of assets.

Cypress wrote off the net book values of certain manufacturing equipment in the first quarter of fiscal 2008, which (1) resulted from the discontinuation of certain SunPower’s product line or (2) was replaced due to obsolescence / underperformance. Cypress excluded this item because the non-cash expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such non-cash expense.

•	Acquisition-related expense.

Acquisition-related expense includes: (1) fair value adjustment to deferred revenue, which is an adjustment that results in certain revenues never being recognized under GAAP by either the acquiring company or the company being acquired, (2) in-process research and development, which relates to projects in process as of the acquisition date that have not reached technological feasibility and are immediately expensed, (3) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. In addition, in all cases, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Release of allowance for uncollectible employee loans.

The allowance for uncollectible employee loans is related to outstanding employee loans under Cypress’s stock purchase assistance plan.  Management released a portion of the allowance based on a review of the status of the outstanding loans.  Management excludes this non-cash benefit from the non-GAAP measures because it does not relate to Cypress’s core business or impact its operating performance.  Adjustment of this item allows investors to better compare Cypress’s period-over-period operating results.

•	Impairment related to the synthetic lease.

Cypress recognized impairment losses related to its synthetic lease as it determined the fair value of the properties under the synthetic lease was less than the carrying value. This item is excluded from non-GAAP financial measures because it is a non-cash expense that is not considered a core operating activity. As such, management believes that it is appropriate to exclude the impairment from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Gains on divestitures.

Cypress recognizes gains resulting from the exiting of certain non-strategic businesses that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Restructuring charges.

Restructuring costs primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring costs are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Cypress does not engage in restructuring activities on a regular basis. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Investment-related gains/losses.

Cypress recognizes an impairment loss related to its investment when it determines the decline in fair value is other-than-temporary in nature. This item is excluded from non-GAAP financial measures because it is a non-cash expense that is not considered a core operating activity, and such losses have not historically occurred in every quarter. In addition, investment-related gains/losses include gains/losses related to the sales of its debt and equity investments and gains/losses related to certain derivative instruments. Management believes that such gains/losses are not related to the ongoing business and operating performance of Cypress.  As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Write-off of unamortized bond issuance costs.

During the fourth quarter of fiscal 2007, the market price trigger test was met for our convertible debt, giving the holders of the convertible debt the rights to convert.  As a result, we accelerated the amortization of our remaining bond issuance costs in the fourth quarter of fiscal 2007 and first quarter of fiscal 2008. In addition, during the first quarter of fiscal 2007, we redeemed our 1.25% convertible notes and wrote off the unamortized bond issuance costs.

These costs are excluded from the non-GAAP financial measures because such non-cash expenses have not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition, management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Related minority interest adjustment and tax effect.

Cypress adjusts for the minority interest impact and the income tax effect resulting from the non-GAAP adjustments as described above.